Exhibit B
                         National Grid Holdings Limited

                            Description of Companies

     The following is a description of the active subsidiaries of National Grid Holdings Limited ("NGH"). NGH has a number of dormant subsidiaries (often formed for purposes of potential projects that are not realized) that are not included herein. Except as other noted, all entities listed below are organized under the laws of England and Wales.

1. The National Grid Company plc. ("NGC") As the electric transmission company in England and Wales, NGC provides transmission service on a for-profit, non- discriminatory basis and maintains and makes all improvements to optimize access to the system, procures ancillary services on the transmission system of England and Wales, matches supply and demand, manages the daily system of half-hourly bids for competing generators and makes payments due from each day's energy trading. NGC is organized under the laws of England and Wales and is subject to regulatory controls overseen by the Director General of Electricity Supply. NGC has seven active subsidiaries, as follows:

     a. NGC Nominees Limited serves as a shareholder for a number of National Grid Group entities, as it is customary in the UK to have more than one shareholder in most corporate entities. This company is not otherwise an operating entity.

     b. Datum Solutions Limited is engaged in providing metering services in the United Kingdom at entry and exit points of the U.K. transmission system, and more widely to customers in the competitive market.

     c. ESIS Limited operates the computer systems needed to calculate prices and payments due as a result of the daily trading of power across England and Wales.

     d. Energy Pool Funds Administration Limited manages the transfer of funds in payments for the energy traded.

     e. NGC Employee Shares Trustee Limited serves as trustee in respect of the National Grid Profit Sharing Scheme and Employee Benefit Trust, which are trusts set up for employees of National Grid Group. This company does not have any independent operations.

     f. NGC Leasing Limited is engaged in the leasing of motor vehicles for use by employees of the National Grid Group system.

     g. NGC Properties Limited owns and develops property that is not used for the operation of the transmission system, usually with a view toward eventual sale.

     h. EnMo Limited was recently formed to operate the final day (balancing) gas market.



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     i.   National  Grid One Ltd,  National Grid Two Ltd, and National Grid Gold
          Ltd provide financial management services to the National Grid companies.

2. National Grid Insurance Limited was organized in Guernsey in connection with the self-insured retention of NGC's transmission assets. NGH holds all of the outstanding ordinary shares of National Grid Insurance and an unaffiliated bank holds its outstanding preference shares.

3. National Grid International Limited is the intermediate holding company for a number of NGH's current or planned non-U.K. investments, including operations in South America, India, Africa and the U.S. National Grid International has four direct and a number of indirect subsidiaries, as follows:

     a. National Grid Overseas Limited is an intermediate holding company above all of the South American, Indian and African interests held by NGH, through a Dutch holding company.

          i. National Grid Holdings BV is organized in the Netherlands and is a holding company for operations in Brazil, Argentina, Zambia India, and Poland.

               (1)  National  Grid  India  BV,  another  Netherlands   organized
                    company, was formed to hold NGH's electricity transmission investments in India.

               (2) NGC do Brasil Participacoes Ltda, a Brazilian company, was formed to provide project development services in Brazil to National Grid International Limited. National Grid Brazil BV, a Netherlands company, owns, directly or indirectly, all or part of three entities formed under the laws of Brazil as follows: 50% of JVCO Participacoes Ltda (a telecommunications joint venture vehicle for National Grid Group and Sprint), which ownes 100% of Holdco Participacoes Ltda (a joint venture vehicle for Brazilian telecom operations) ("Holdco"). Holdco owns 100% of Bonari Holding Ltda, an operating company engaged in telecommunications operations in Brazil).

          ii.  National  Grid Zambia BV, a company  formed under the laws of the
               Netherlands,   owns  NGH's  Copperbelt  Energy   Corporation  plc
               investment in Zambia.

               (1) Coopperbelt Energy Corporation plc, a Zambian corporation that is some 40% owned by NGH and is engaged in generating, buying, selling and transmitting electricity to meet the needs of the copper mining regions of Zambia. Another registered holding company, CINergy, also owns a significant interest in Copperbelt.



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          iii. National  Grid  Finance BV is a company  formed under the laws of the Netherlands that serves as a holding company for operations in Argentina.

               (3) Citelec SA (41.25% interest held by NGH), is a holding company for the Transener business.

                    (a) Transener, in which Citelec holds an approximately 65% interest, is the owner of the primary electricity transmission system that services Argentina and acts as operator thereof. Transener itself owns a 90% interest in a regional transmission system owner in Argentina
                         (Transba) and is engaged in the construction of a cross-country transmission line.

          iv. National Grid Poland BV will be a holding company for a 23.75% interest in NGKT, a polish joint telecommunications venture. The shares are currently held by National Grid International Ltd.

     b. Teldata International Limited is a holding company for US billing and energy service operations.

          i. Teldata Solutions Inc. is a Delaware corporation that provides complete, end-to-end, automated metering and billing solutions for electric, gas and water utilities and energy service providers.

               (1) FirstPoint Services Inc. is a Delaware corporation engaged in providing billing software solutions for electric, gas and water utilities and energy service providers.

     c. National Grid USA Inc. is a Delaware corporation formed to investigate potential opportunities in the U.S. market for The National Grid Group plc.

     d. National Grid (Isle of Man) Limited is a holding company for electricity transmission operations on the Isle and is organized under the laws of the Isle of Man.

          i. Manx Cable Company (Isle of Man) is organized under the laws of the Isle of Man for the purpose of developing an undersea electrical connector between England and the Isle of Man.

4. The National Grid Group Quest Trustee Company Limited serves as trustee with respect to the National Grid Group Qualifying Share Trust, which is a trust established for employees of The National Grid Group plc. This company does not have any independent operations.



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5.   NGG  Telecoms  Holdings  Limited,  NGG Telecoms  Limited,  Energis plc (36%
     interest) and Energis Holding Limited are intermediate holding companies for NGH's interest in certain telecommunications operations.

     a.   Energis   Communications   Limited   owns  and  operates  an  advanced
          telecommunications network that is astride the NGC transmission network. The Energis network transfers data, by voice, picture or data-base, throughout England and Wales.

5.2 NGG Telecoms Investment Limited is an internal holding company for part of NGH's interest in Energis plc.

6. NatGrid Finance Holdings Ltd., NatGrid Finance Limited, NG Investments Limited (a Jersey organized company), NG Jersey Ltd (a Jersey organized company), National Grid Holland, and NatGrid Investments Limited provide financial management services to The National Grid Group plc. For example, some these companies are currently involved in investing and managing the proceeds from the recent public offering by the National Grid Group plc of some of its interest in the ordinary shares of Energis plc.